UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. 4)

Filed by the Registrant ☐

Filed by a Party other than the Registrant  ☑

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

WESTIN HOTELS LIMITED PARTNERSHIP

(Name of Registrant as Specified In Its Charter)

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

WHLP ACQUISITION LLC

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies: Units of Limited Partnership Interest

(2)	Aggregate number of securities to which transaction applies: 135,600

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $700

(4)	Proposed maximum aggregate value of transaction: $94,920,000*

(5)	Total fee paid: $7,679.03**

☑	Fee previously paid.

*	Estimated for purposes of calculating the amount of filing fee only. Transaction value was derived by multiplying 135,600 (the number of units of limited partnership interest of registrant outstanding as of November 15, 2003 according to the Schedule 14D-9 filed by the registrant with the Securities and Exchange Commission on November 18, 2003) by $700 (the purchase price per unit offered to be purchased).

**	The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities and Exchange Act of 1934, as amended, and Fee Advisory #11 for Fiscal Year 2003 issued by the Securities and Exchange Commission on February 21, 2003, equals 0.008090% of the transaction valuation.

☑	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid: $7,679.03

(2)	Form, Schedule or Registration Statement No.: Schedule TO-T

(3) Filing Parties:	Starwood Hotels & Resorts Worldwide, Inc. WHLP Acquisition LLC

(4)	Date Filed: November 4, 2003

January 6, 2004

Re:	Starwood’s Increased Offer for Units of Westin Hotels Limited Partnership Deemed FAIR by Independent Financial Advisor

Dear Limited Partner:

Starwood Hotels & Resorts Worldwide, Inc. would like to inform you that:

•	The independent financial advisor engaged by Westin Hotels Limited Partnership has determined that our increased offer price of $700 per unit is FAIR from a financial point of view to the limited partners.

•	We do not intend to further increase our current offer price of $700 per unit. Accordingly, our offer may be your last opportunity for the foreseeable future to receive a substantial premium for your units. Due to the lack of any superior offers to date, the Partnership’s financial results during the past year and the uncertain state of the Chicago hotel market, we believe it is unlikely that a superior offer for your units or the Michigan Avenue Hotel will emerge in the near future.

      We Urge Unitholders to Take Action Now

We urge you to carefully consider the terms of our enhanced offer and to keep in mind the following points from our letter of December 22, 2003:

•	Starwood’s increased offer is an attractive option for unitholders, representing at least a $150 premium over other recent tender offers for units and a substantial premium over the prices at which units have generally changed hands recently, particularly before the commencement of our tender offer as well as those of other parties.

•	We strongly believe that the process relating to our offer has been fair. The Partnership is advised by an independent financial advisor and independent counsel in connection with our offer and competing offers. In addition, we have erected an information screen between the people at Starwood involved in our offer and the directors of the Partnership’s General Partner to prevent the unintended exchange of information between the parties regarding our offer and competing offers. The effectiveness of the information screen is demonstrated by the fact that we have increased our offer by $75 even though the newly released opinion of the Partnership’s financial advisor indicates that our initial offer of $625 per unit was just $10 below the low point of that financial advisor’s indicated range of acceptable per unit values.

For these reasons, you should ignore the misleading statements of a small number of unitholders, including Windy City Investments LLC and Kalmia Investors LLC, who would like you to believe that their views represent the interests of all limited partners. Their communications to you and the other unitholders have included conclusory statements without any factual support.

January 6, 2004

We strongly believe our offer represents a compelling opportunity for unitholders. You should seriously consider tendering your units and delivering your consents to us after consulting with your financial and tax advisors and considering the information set forth in our Offer to Purchase, which was mailed to you on November 4, 2003.

      The fairness opinion referred to above was rendered by Houlihan Lokey Howard & Zukin Financial Advisors, Inc. at the request of the Partnership. We urge you to read Amendment No. 2 to the Partnership’s Schedule 14D-9, dated December 29, 2003, which the Partnership has mailed to you and which is available on the SEC’s website (www.sec.gov), for a description of the opinion and related matters. You should note that Houlihan Lokey’s opinion addresses only the fairness from a financial point of view of the consideration to be received by a limited partner in our offer and does not constitute a recommendation to any limited partner as to whether to tender, or not tender, units in our offer.

How to Accept Our Offer

      In order to accept our offer, please complete the BLUE Agreement of Assignment and Transfer that we mailed to you in November and December or the copy that is included with this letter. Unitholders who have already tendered and those who use an earlier version of the Agreement will receive the new $700 purchase price even though the earlier versions of the Agreement may state the previous price. In addition, all unitholders may retain the $6.72 per unit distribution made Monday, December 15, 2003, even if they have already tendered their units. Remember to indicate the number of units you wish to sell in the signature area of the agreement and have it medallion signature guaranteed (your broker can do this or a bank where you have an account).

      The completed Agreement should be returned to American Stock Transfer & Trust Company, the Depositary, 59 Maiden Lane, New York, NY 10038, in the enclosed pre-paid envelope or by facsimile to (718) 234-5001. The telephone number for the Depositary is (877) 248-6417.

How to Consent to Our Proposals

      To consent to our proposals, please complete, sign, date and return the GREEN Consent Form that we mailed to you in November and December or the copy that is included with this letter. You may return it to the Depositary in the same pre-paid envelope as you use to return the Agreement of Assignment and Transfer or deliver the Consent Form to the Depositary by facsimile.

      Your vote is important no matter how many units you hold. If you fail to return a Consent Form, it will have the same effect as a vote against the proposals and could limit our ability to carry out the offer.

      If you have any questions, need additional copies of the Offer to Purchase and Solicitation Statement, Agreement of Assignment and Transfer, Consent Form or other document, or need assistance completing the forms required to tender your units and consent to the proposals, please call our information agent, D. F. King & Co., Inc., toll-free at 1-888-605-1957. D.F. King may call you to provide assistance and answer any questions you may have in connection with the offer.

Very truly yours,

Barry S. Sternlicht
Chairman and Chief Executive Officer of
Starwood Hotels & Resorts Worldwide, Inc.

CONSENT FORM

      THIS WRITTEN CONSENT IS SOLICITED BY WHLP ACQUISITION LLC FOR ACTION BY WRITTEN CONSENT OF THE LIMITED PARTNERS OF WESTIN HOTELS LIMITED PARTNERSHIP (THE “PARTNERSHIP”) TO BE EFFECTIVE AS SET FORTH IN THE OFFER TO PURCHASE AND SOLICITATION STATEMENT, DATED NOVEMBER 4, 2003, ACCOMPANYING THIS CONSENT FORM. THIS WRITTEN CONSENT IS NOT SOLICITED BY OR ON BEHALF OF THE PARTNERSHIP, THE GENERAL PARTNER OR THE BOARD OF DIRECTORS OF THE GENERAL PARTNER.

      Note:     If you wish to tender your Units, in addition to delivering your consent to the Proposals described in this Consent Form, you must also complete, sign and deliver the BLUE Agreement of Assignment and Transfer that is included in this package. As described in the Offer to Purchase and Solicitation Statement, your consent to all of the Proposals will increase the chances that our Offer will be completed and that we will promptly pay for your tendered Units.

      The undersigned, with respect to each unit of limited partnership interest in the Partnership held of record by the undersigned on January 1, 2004, hereby sets forth his, her or its vote in connection with the written consents solicited by WHLP Acquisition LLC (including to its assignee or assignees, “Purchaser”) as described in the Offer to Purchase and Solicitation Statement, dated November 4, 2003, accompanying this Consent Form. Capitalized terms used herein have the meanings given to them in the Offer to Purchase and Solicitation Statement.

      Please sign and date this Consent Form. You are encouraged to indicate your vote by marking the appropriate boxes below. Failure to check any of the boxes with respect to any Proposal will constitute a vote “FOR” such Proposal.

      Please mail, or send by hand delivery, overnight courier or facsimile, the executed original of this Consent Form to the Depositary:

American Stock Transfer & Trust Company

59 Maiden Lane
New York, NY 10038
Facsimile: 718-234-5001

      A pre-addressed, postage-paid envelope is enclosed for your convenience. The method of delivery of this Consent Form and all other required documents is at your option and risk, and delivery will be deemed made only when actually received by our Depositary. If delivery is by mail, we recommend registered mail with return receipt requested. If delivery is by facsimile, you must also return the original documents, which originals, only, may be received after the Expiration Date provided that the facsimile is received prior to or on the Expiration Date. In all cases, you should allow sufficient time to ensure timely delivery prior to January 23, 2004 (or such date as our Offer and Consent Solicitation are extended).

      Please call Purchaser’s Information Agent, D. F. King & Co., Inc. at 1-888-605-1957 (Toll-Free) (Banks and Brokers call Collect at (212) 269-5550) if you have any questions regarding the consent solicitation.

      IMPORTANT: Please fill out the reverse side of this card and return it promptly.

IMPORTANT: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK IN BLUE OR BLACK INK AS SHOWN HERE ☒.

      The undersigned hereby consents to the Proposals, as more fully described in and subject to the accompanying Offer to Purchase and Solicitation Statement dated November 4, 2003, as indicated below. Capitalized terms used below have the meanings given to them in the Offer to Purchase and Solicitation Statement.

(1)	The Proposal to allow Purchaser to submit on my behalf, as my agent and attorney-in-fact, the amendments to the Partnership Agreement (the “Amendments”) described in (2) and an accompanying statement of purpose.

FOR ☐                    AGAINST ☐                    ABSTAIN ☐

(2)	The Proposal to adopt the following Amendments to the Partnership Agreement set forth in Annex E to the Offer to Purchase and Solicitation Statement.

(2.a)	An amendment to add the defined term, “Qualified Tender Offer,” to Article I of the Partnership Agreement. The text of this new defined term is contained in Annex E to the Offer to Purchase and Solicitation Statement. This defined term would encompass any cash tender offer for all of the outstanding Units by an offeror who has disclosed an intention to effect a merger of the Partnership with it or one of its subsidiaries upon completion of the tender offer in which the merger consideration is equal to the tender offer price. The Offer (if it is successful), but not the October Kalmia Offer, would meet this definition.

FOR ☐                    AGAINST ☐                    ABSTAIN ☐

(2.b)	An amendment to add the defined term, “Qualified Merger,” to Article I of the Partnership Agreement. The text of this new defined term is contained in Annex E to the Offer to Purchase and Solicitation Statement. This defined term would encompass any merger of the Partnership following a Qualified Tender Offer in which the other party is the offeror or its affiliate and the consideration paid in the merger is the same as the consideration offered in the Qualified Tender Offer.

FOR ☐                    AGAINST ☐                    ABSTAIN ☐

(2.c)	An amendment to render the transfer restrictions contained in Section 11.01(a) of the Partnership Agreement inapplicable to transfers in connection with Qualified Tender Offers and Qualified Mergers, including the Offer and the Merger. Section 11.01(a) of the Partnership Agreement provides that no transfer of Units is valid or effective, and the General Partner does not have an obligation to recognize a purported transfer, where, in the opinion of counsel to the Partnership, the transfer would be likely to (i) violate the registration requirements of the Securities Act, (ii) violate any state laws or governmental regulations (including those relating to suitability standards), (iii) cause the Partnership to be treated as a corporation for United States federal income tax purposes, (iv) result in the termination of the Partnership for United States federal income tax purposes under Section 708 of the Internal Revenue Code or (v) result in the inability of the Partnership to obtain or continue in effect any license permitting the sale of alcoholic beverages in the Michigan Avenue Hotel.

FOR ☐                    AGAINST ☐                    ABSTAIN ☐

(2.d)	An amendment to prevent the General Partner from suspending the transfer of Units in connection with Qualified Tender Offers or Qualified Mergers, including the Offer and the Merger. This amendment would remove the discretion that Section 11.01(b) of the Partnership Agreement gives the General Partner to suspend transfers of Units if any transfer, when added to all other transfers made within the preceding twelve months, would result in the transfer of 40% or more of the interests in the Partnership.

FOR ☐                    AGAINST ☐                    ABSTAIN ☐

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(2.e)	An amendment to prevent the General Partner from imposing any transfer restrictions not set forth in the Partnership Agreement on transfers of Units made in connection with any Qualified Tender Offer or Qualified Merger.

FOR ☐                    AGAINST ☐                    ABSTAIN ☐

(2.f)	Amendments to require that (i) transfers of Units in connection with Qualified Tender Offers and Qualified Mergers be recognized immediately, rather than on the last business day of a calendar quarter, and (ii) the transferee in such transactions be deemed a Substituted Limited Partner immediately. These amendments would also effect technical changes to the Partnership Agreement to facilitate the transfer of Units in a Qualified Tender Offer or Qualified Merger, including the Offer and the Merger.

FOR ☐                    AGAINST ☐                    ABSTAIN ☐

(2.g)	An amendment to permit the Merger or any other Qualified Merger to be effected upon the consent of Limited Partners who collectively hold more than 50% of the Units, without the consent of the General Partner.

FOR ☐                    AGAINST ☐                    ABSTAIN ☐

(3)	The Proposal to approve the Merger between Starwood Hotels & Resorts Worldwide, Inc., or one of its subsidiaries, and the Partnership, and the Merger Agreement related thereto, following the adoption of the above described Amendments to the Partnership Agreement and the Merger Agreement related thereto.

FOR ☐                    AGAINST ☐                    ABSTAIN ☐

      I hereby irrevocably constitute and appoint Purchaser and its designees as my true and lawful attorneys-in-fact and proxies with respect to the Units (and with respect to any and all other Units or other securities issued or issuable in respect of such Units on or after Purchaser’s Offer Date), each with full power of substitution, to the full extent of my rights (such power of attorney and proxy being deemed to be an irrevocable durable power coupled with an interest and being unaffected by my disability, incapacity, dissolution, termination or bankruptcy) to vote on the three Proposals described above in the same manner as indicated in this Consent Form (or, if not so indicated, “FOR” the respective Proposals) and to make the submission to the General Partner as contemplated by the first Proposal described above.

      Note: If you wish to tender your Units in addition to delivering your consent to the Proposals described in this Consent Form, you must also complete, sign and deliver the BLUE Agreement of Assignment and Transfer that is included in this package.

Signature(s) of Limited Partners(s) Name:

Signature of Representative Name: Capacity:
Dated:                               , 2004

      (NOTE: Please sign exactly as your name or names appear on the label. If more than one name appears, all persons so designated should sign. When signing in a representative capacity, please give your full title.)

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